As filed with the Securities and Exchange Commission on October 5, 2007
Registration No. 333-90903

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment
To Form S-3
On Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BROADCOM CORPORATION
(Exact name of registrant as specified in its charter)

California	3674	33-0480482
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5300 California Avenue
Irvine, California 92617-3038
(949) 926-5900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
David A. Dull, Esq.
Senior Vice President, Business Affairs, General Counsel and Secretary
Broadcom Corporation
5300 California Avenue
Irvine, California 92617
(949) 926-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Charles K. Ruck, Esq.
B. Shayne Kennedy, Esq.
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626-1925
(714) 540-1235
     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
     This filing constitutes a Post-Effective Amendment to the Registration Statement on Form S-3 (File No. 333-90903), which was declared effective on or about January 11, 2000. This Post-Effective Amendment shall hereafter become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
          We initially registered on Form S-3 (File No. 333-90903) the issuance of 1,959,477* shares of our Class B common stock (the “Exchanged Class B Shares”) upon exchange of exchangeable shares issued by one of our Canadian subsidiaries. On that same registration statement, we also registered 1,959,477* shares of our Class A common stock that were issuable upon conversion of the Exchanged Class B Shares. Due to the late filing of our Quarterly Report on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006, under applicable Securities and Exchange Commission rules we no longer qualify for the use of a registration statement on Form S-3. To assure that the 246,939 shares of our common stock underlying the remaining outstanding exchangeable shares issued by our Canadian subsidiary are issued pursuant to an effective registration statement, we have filed this post-effective amendment on Form S-1 to the registration statement described above. This prospectus is a part of that post-effective amendment and registers our common stock.

*	All share numbers in this post-effective amendment on Form S-1 have been adjusted to reflect the (i) two-for-one stock split effected February 11, 2000 through the payment of a stock dividend; and (ii) three-for-two stock split effected February 21, 2006 through the payment of a stock dividend.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Dated October 5, 2007
BROADCOM CORPORATION
246,939 Shares of Class A Common Stock
246,939 Shares of Class B Common Stock

          This prospectus relates to 246,939 shares of our Class B common stock that we may issue from time to time in exchange for exchangeable shares issued by one of our Canadian subsidiaries, HH Acquisition Inc. The exchangeable shares were issued by HH Acquisition Inc. in August 1999 to shareholders of HotHaus Technologies Inc. in connection with our acquisition of HotHaus Technologies. As a holder of exchangeable shares, you may exchange your exchangeable shares for shares of our Class B common stock at any time. Upon an exchange of exchangeable shares, you will receive three shares of our Class B common stock for each exchangeable share. You also will receive a cash amount equal to any declared and unpaid dividend on the exchangeable shares if the record date for the dividend is prior to the date of exchange. The automatic redemption date for the exchangeable shares is August 31, 2009. On that date, HH Acquisition Inc. will redeem, or HH Acquisition ULC, another of our Canadian subsidiaries, will acquire, all of the then outstanding exchangeable shares by delivering, for each exchangeable share, a Class B common share equivalent plus a cash amount equal to any declared and unpaid dividends. HH Acquisition Inc. may redeem or HH Acquisition ULC may acquire all exchangeable shares before August 31, 2009 if there are fewer than 100,000 exchangeable shares then outstanding that are not owned by us or our affiliates.
          This prospectus also relates to 246,939 shares of our Class A common stock into which the shares of Class B common stock offered by this prospectus are convertible. We have two classes of common stock outstanding, Class A common stock and Class B common stock. The rights, preferences and privileges of each class of common stock are identical in all respects except for voting rights. The holders of the Class A common stock are entitled to one vote per share and the holders of Class B common stock are entitled to ten votes per share on matters submitted to a vote of the shareholders. Holders of shares of Class A common stock and holders of shares of Class B common stock vote together as a single class on all matters submitted to a shareholder vote, except (1) as otherwise required by law or (2) with respect to a proposed issuance of additional shares of Class B common stock, which issuance requires the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock, voting separately as a class, unless such issuance is approved by at least two-thirds of the members of our Board of Directors then in office. Each share of our Class B common stock is convertible at the option of the holder into one share of Class A common stock, and generally will automatically convert into one share of Class A common stock upon sale or other transfer.
          Our Class A common stock is quoted on the Nasdaq Global Select MarketSM under the symbol “BRCM.” Our Class B common stock is not publicly traded.
          Investing in our common stock involves risk. See “Risk Factors” beginning on page 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2007

          This prospectus contains summaries of certain provisions contained in some of the documents described herein or incorporated by reference, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

          We have not authorized any dealer, salesman or other person to give any information or to make any representation other than as contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and any free writing prospectus authorized by us (the “prospectus documents”). You must not rely upon any information or representation not contained or incorporated by reference in the prospectus documents. This prospectus, any accompanying prospectus supplement and any free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do the prospectus documents constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in the prospectus documents is accurate as of the dates on their covers. When we deliver the prospectus documents or make a sale pursuant to the prospectus documents, we are not implying that the information is current as of the date of the delivery or sale.

SUMMARY
     The following summary is qualified in its entirety by, and should be read together with, the more detailed information and financial statements and related notes thereto appearing elsewhere in, or incorporated by reference into, this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus and the documents incorporated by reference herein carefully, including the risk factors and the financial statements and related notes included in this prospectus or incorporated herein by reference.
Our Business
          Broadcom Corporation is a major technology innovator and global leader in semiconductors for wired and wireless communications. Our products enable the delivery of voice, video, data and multimedia to and throughout the home, the office and the mobile environment. Broadcom provides one of the industry’s broadest portfolio of state-of-the-art system-on-a-chip and software solutions to manufacturers of computing and networking equipment, digital entertainment and broadband access products, and mobile devices. Our diverse product portfolio includes solutions for digital cable, satellite and Internet Protocol (IP) set-top boxes and media servers; high definition television (HDTV); high definition DVD players and personal video recording (PVR) devices; cable and DSL modems and residential gateways; high-speed transmission and switching for local, metropolitan, wide area and storage networking; SystemI/Otm server solutions; broadband network and security processors; wireless and personal area networking; cellular communications; mobile multimedia and applications processors; mobile power management; and Voice over Internet Protocol (VoIP) gateway and telephony systems.
Corporate Information
          Broadcom was incorporated in California in August 1991. Our principal executive offices are located at 5300 California Avenue, Irvine, California 92617-3038, and our telephone number at that location is 949.926.5000. Our Internet address is www.broadcom.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, amendments to those reports and other Securities and Exchange Commission (“SEC”) filings are available free of charge through our website as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. You should note that financial information included in the reports on Form 10-K, Form 10-Q and Form 8-K previously filed by Broadcom, the related opinions of our independent registered public accounting firm, and all earnings press releases and similar communications issued by us, for all periods ended on or before March 31, 2006 should not be relied upon and are superseded in their entirety by the information in the amended Annual Report on Form 10-K/A for the year ended December 31, 2005 and the amended Quarterly Report on Form 10-Q/A for the three months ended March 31, 2006 filed with the SEC January 23, 2007.

RISK FACTORS
     Before deciding to purchase, hold or sell our common stock, you should carefully consider the risks described below in addition to the other cautionary statements and risks described elsewhere, and the other information contained, in this prospectus and in our other filings with the SEC that we incorporate by reference, including our Annual Report on Form 10-K for the year ended December 31, 2006 and our quarterly reports on Form 10-Q for the three months ended March 31, 2007 and June 30, 2007. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business. If any of these known or unknown risks or uncertainties actually occurs with material adverse effects on Broadcom, our business, financial condition, results of operations and/or liquidity could be seriously harmed. In that event, the market price for our Class A common stock will likely decline, and you may lose all or part of your investment.
Risks Associated with Exchangeable Shares
The exchange of your HH Acquisition Inc. exchangeable shares is generally a taxable event and your tax consequences will vary depending on a number of factors.
          The exchange of HH Acquisition Inc. exchangeable shares for shares of Broadcom Class B common stock is generally a taxable event in Canada and the United States. A summary of the material Canadian and United States federal income tax considerations to non-U.S. holders generally applicable under the Income Tax Act (Canada) or the Internal Revenue Code of 1986, as amended, if you exchange your exchangeable shares for our Class B common stock is included later in this prospectus under the section entitled “Income Tax Considerations Regarding Our Common Stock and the Exchange of Exchangeable Shares.” Your tax consequences can vary depending on a number of factors, including:
•	your residency;

•	the method of exchange; and

•	the length of time that the exchangeable shares were held prior to exchange.
          Canadian and United States federal income tax considerations will vary according to your particular circumstances. You should consult with your own tax advisor as to the tax consequences of exchanging your exchangeable shares for shares of our Class B common stock.

FORWARD-LOOKING STATEMENTS
          All statements included in this prospectus, any accompanying prospectus supplement and the documents they incorporate by reference, other than statements or characterizations of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Examples of forward-looking statements include, but are not limited to, statements concerning projected net revenue, costs and expenses and gross margin; our accounting estimates, assumptions and judgments; the impact of the January 2007 restatement of our historical financial statements and new accounting rules related to the expensing of stock options on our future reported results; our success in pending litigation; the demand for our products; the effect that seasonality and volume fluctuations in the demand for our customers’ consumer-oriented products will have on our quarterly operating results; our dependence on a few key customers for a substantial portion of our revenue; our ability to scale our operations in response to changes in demand for existing products and services or the demand for new products requested by our customers; the competitive nature of and anticipated growth in our markets; our ability to migrate to smaller process geometries; manufacturing, assembly and test capacity; our ability to consummate acquisitions and integrate their operations successfully; our prospective needs for additional capital; inventory and accounts receivable levels; and the level of accrued rebates. These forward-looking statements are based on our current expectations, estimates, approximations and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, some of which are listed under “Risk Factors” in Part II Item 1A of our quarterly report on From 10-Q for the three months ended June 30, 2007. These forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to revise or update publicly any forward-looking statement for any reason, except as otherwise required by law.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
          The rules of the SEC allow us to “incorporate by reference” in this prospectus the information that we file with the SEC, which means that we can disclose important information to you by referring you to another document that we have filed with the SEC. The information incorporated by reference is an important part of this prospectus.
We incorporate by reference the documents listed below:
•	our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC February 20, 2007;

•	our Definitive Proxy Statement filed with the SEC on March 29, 2007 in connection with our 2007 Annual Meeting of Shareholders;

•	our Quarterly Reports on Form 10-Q for the three months ended March 31, 2007, filed with the SEC April 30, 2007, and for the three months ended June 30, 2007, filed with the SEC July 20, 2007;

•	our Current reports on Form 8-K filed with the SEC March 7, 2007, March 15, 2007, April 26, 2007, May 8, 2007, June 15, 2007, July 17, 2007, July 19, 2007, July 26, 2007, August 7, 2007, August 14, 2007 and September 20, 2007; and

•	The description of our Class A common stock contained in our registration statement on Form 8-A filed with the SEC April 6, 1998, including any amendment or report filed for the purpose of updating that description.

          You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference.
          We maintain a website at www.broadcom.com at which you may access these materials free of charge. The information contained in, or that can be accessed through, our website is not part of this prospectus. We will also furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct your requests for documents to:
Investor Relations
Broadcom Corporation
5300 California Avenue
Irvine, California 92617-3038
+1.949.926.5663
WHERE YOU CAN FIND ADDITIONAL INFORMATION
          We have filed with the SEC a post-effective amendment to the registration statement on Form S-3 on a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to Broadcom and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
          You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at +1.800.SEC.0330 for further information on the operation of the public reference facilities.

USE OF PROCEEDS
          We will receive no proceeds from the issuance of shares under this prospectus. The shares of our Class B common stock offered under this prospectus will be issued in exchange for exchangeable shares and the shares of Class A common stock offered under this prospectus will be issued upon conversion of those shares of Class B common stock.
DESCRIPTION OF CAPITAL STOCK
          The following description of our capital stock is summarized from, and qualified in its entirety by reference to, our second amended and restated articles of incorporation, as amended, which have been publicly filed with the SEC.
          Our authorized capital stock consists of:
•	2,900,000,000 shares of common stock, of which 2,500,000,000 shares are designated as Class A common stock, par value $0.0001 per share, and 400,000,000 shares are designated Class B common stock, par value $0.0001 per share, and

•	6,432,161 shares of preferred stock, par value $0.0001 per share.
          As of June 30, 2007, there were 468.1 million shares of Class A common stock issued and outstanding and 71.1 million shares of Class B common stock issued and outstanding. There are no shares of preferred stock currently outstanding.
Preferred Stock
          Pursuant to our second amended and restated articles of incorporation, our Board of Directors (the “Board”) may, by resolution and without further action or vote by our shareholders, provide for the issuance of up to 6,432,161 shares of preferred stock from time to time in one or more series having such voting powers, and such designations, preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions thereof, as the Board may determine.
          The issuance of preferred stock may have the effect of delaying or preventing a change in control of our company without further action by our shareholders. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock.
Dividends
          Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled ratably to receive dividends, if any, declared by our Board out of funds legally available for the payment of dividends. We have not paid cash dividends to date.
Transfer Agent
          The transfer agent and registrar for our common stock is Computershare Limited, which acquired U.S. Stock Transfer Corporation.

PLAN OF DISTRIBUTION
General
          You may receive shares of our Class B common stock in exchange for your exchangeable shares as follows:
•	you may elect to exchange your exchangeable shares for shares of our Class B common stock at any time;

•	HH Acquisition Inc. will automatically redeem all exchangeable shares that are outstanding August 31, 2009 or an earlier date if there are less than 100,000 exchangeable shares outstanding that are not owned by us or our affiliates on the earlier date, by delivering shares of our Class B common stock to you; or

•	upon a liquidation of HH Acquisition Inc. or Broadcom your exchangeable shares will be exchanged for shares of our Class B common stock.
          Upon exchange of your exchangeable shares, you will receive, for each exchangeable share you hold, three shares of our Class B common stock and a cash amount equal to any declared and unpaid dividends on the exchangeable share.
          Each share of our Class B common stock that you receive upon exchange of your exchangeable shares is convertible at any time at your option into one share of our Class A common stock. Each share of Class B common stock generally will automatically convert into one share of our Class A common stock when you transfer it.
          We have not engaged any broker, dealer or underwriter in connection with this offering of our Class A and Class B common stock.
          The following is a summary of the material rights, privileges, restrictions and conditions relating to the issuance of our Class B common stock in exchange for your exchangeable shares. The specific provisions governing the exchangeable shares are set forth in the Plan of Arrangement and the Voting and Exchange Trust Agreement, which are included as exhibits to the registration statement of which this prospectus is a part. You should read the Plan of Arrangement and the Voting and Exchange Trust Agreement for a more complete understanding of the exchangeable shares.
Election by Holders of Exchangeable Shares to Exchange their Shares
          As a holder of exchangeable shares, you have the right at any time to require HH Acquisition Inc. to redeem any or all of the exchangeable shares you hold. In order to request a redemption of your shares, you must present to HH Acquisition Inc.’s transfer agent, CIBC Mellon Trust Company, the following documents:
•	a certificate or certificates representing the number of exchangeable shares to be redeemed;

•	a written redemption request, the form of which you may obtain from HH Acquisition Inc. or its transfer agent, that specifies the number of exchangeable shares you wish to have redeemed and acknowledges the overriding purchase right, which is described below, of HH Acquisition ULC, one of our Canadian subsidiaries; and

•	any other documents that HH Acquisition Inc., its transfer agent or the Company Act (British Columbia) may require to effect the redemption of your exchangeable shares.
          Upon receipt of a redemption request, the transfer agent must promptly notify HH Acquisition ULC and us of the request. HH Acquisition ULC has an overriding right to purchase the exchangeable shares specified in the redemption request. If HH Acquisition ULC elects to exercise this right, then HH Acquisition Inc. will not redeem your exchangeable shares, but, instead, HH Acquisition ULC will purchase your exchangeable shares. In that event, HH Acquisition ULC will deliver to the transfer agent for payment to you three shares of our Class B common stock for each exchangeable share purchased plus a cash amount equal to any declared and unpaid dividends on each exchangeable share provided that the record date of the dividend is prior to the date of purchase.
          The purchase by HH Acquisition ULC of your exchangeable shares will occur on the sixth business day after your redemption request is received by the transfer agent. HH Acquisition ULC will notify the transfer agent no later than three business days of the transfer agent’s receipt of your redemption request if it elects to exercise its overriding purchase right. The transfer agent will notify you if HH Acquisition ULC has decided not to exercise this right.
          If HH Acquisition ULC does not elect to exercise its overriding purchase right, then HH Acquisition Inc. will redeem your shares on the sixth business day after your redemption request is received by the transfer agent. In that event, HH Acquisition Inc. will deliver to the transfer agent for payment to you three shares of our Class B common stock for each exchangeable share redeemed plus a cash amount equal to any declared and unpaid dividends on each exchangeable share provided that the record date of the dividend is prior to the date of exchange.
          If, as a result of solvency requirements or applicable law, HH Acquisition Inc. is not able to redeem all of the exchangeable shares you requested, then HH Acquisition Inc. will redeem only those exchangeable shares permitted by law. HH Acquisition ULC will purchase the remaining exchangeable shares not redeemed by HH Acquisition Inc. In that event, you will receive three shares of our Class B common stock for each share purchased by HH Acquisition ULC plus a cash amount equal to any declared and unpaid dividends on each exchangeable share provided that the record date of the dividend is prior to the date of our purchase.
          You may revoke your redemption request at any time prior to the close of business on the business day immediately preceding the purchase or redemption date. If you revoke your redemption request, your exchangeable shares will not be purchased by HH Acquisition ULC or redeemed by HH Acquisition Inc.
Redemption of Exchangeable Shares by HH Acquisition Inc.
          The automatic redemption date for the exchangeable shares is August 31, 2009. On that date, HH Acquisition Inc. will redeem all of the then outstanding exchangeable shares by delivering to the transfer agent for payment to you three shares of our Class B common stock for each exchangeable share you hold and a cash amount equal to any declared but unpaid dividends on each exchangeable share up to the redemption date. HH Acquisition Inc. has the right to redeem the exchangeable shares prior to August 31, 2009 if there are fewer than 100,000 exchangeable shares outstanding that are not owned by us or our affiliates. HH Acquisition Inc. will, at least 75 days prior to a redemption date, provide all holders of exchangeable shares with written notice of the proposed redemption of the exchangeable shares. The redemption of the exchangeable shares by HH Acquisition Inc. is subject to applicable law and to the overriding purchase right of HH Acquisition ULC described below.
          HH Acquisition ULC has an overriding right to purchase all but not less than all of the outstanding exchangeable shares on the proposed redemption date. If HH Acquisition ULC elects to exercise this right, it must notify the transfer agent and HH Acquisition Inc. of its intention to exercise this right at least 75 days prior to the proposed redemption date. The transfer agent will notify you whether or not HH Acquisition ULC has decided to exercise its overriding purchase right. If HH Acquisition ULC does exercise this right, it will deliver to the transfer agent for payment to you on the redemption date three shares of our Class B common stock for each exchangeable share you hold and a cash amount equal to all declared but unpaid dividends on each exchangeable share up to the redemption date.
Rights on the Liquidation of HH Acquisition Inc. or Broadcom
          Liquidation or Insolvency of HH Acquisition Inc.
          If HH Acquisition Inc. liquidates, dissolves, or winds up its affairs or otherwise distributes its assets among its shareholders for the purposes of winding up its affairs, you will receive from HH Acquisition Inc. a liquidation payment equal to three shares of our Class B common stock for each exchangeable share you hold plus a cash amount equal to all declared but unpaid dividends on each exchangeable share up to the effective date of the liquidation. HH Acquisition Inc. will make this liquidation payment to you, as a holder of exchangeable shares, before it makes any payments to any holder of a class of stock ranking junior to the exchangeable shares. The payment of this liquidation payment to you is subject to applicable law and the overriding liquidation call right of HH Acquisition ULC described below.
          In the event of a liquidation, dissolution or winding up of HH Acquisition Inc., HH Acquisition ULC will have the overriding right to purchase all but not less than all of the outstanding exchangeable shares. If HH Acquisition ULC elects to exercise this right, it must notify the transfer agent and HH Acquisition Inc. of its intention to exercise the right at least 30 days prior to the proposed liquidation date in the case of a voluntary liquidation, dissolution or winding up of HH Acquisition Inc. In the case of an involuntary liquidation, dissolution or winding up of HH Acquisition Inc., HH Acquisition ULC must notify the transfer agent and HH Acquisition Inc. of its intention to exercise this right at least five business days prior to the proposed liquidation date. The transfer agent will notify you whether or not HH Acquisition ULC has decided to exercise its overriding purchase right. If HH Acquisition ULC does exercise this right, it will deliver to the transfer agent for payment to you three shares of our Class B common stock for each exchangeable share you hold plus a cash amount equal to all declared but unpaid dividends on each exchangeable share up to the effective date of the liquidation.
          If an HH Acquisition Inc. insolvency event or default event occurs, as a holder of exchangeable shares, you may instruct the Bank of New York as trustee under the Voting and Exchange Trust Agreement, to exercise its exchange right on your behalf. This exchange right enables the trustee to require HH Acquisition ULC to purchase any or all of your exchangeable shares. The purchase price payable by HH Acquisition ULC to you upon exercise of the trustee’s exchange right is three shares of our Class B common stock for each exchangeable share purchased plus a cash amount equal to all declared but unpaid dividends on each exchangeable share. The occurrence of any of the following will constitute an HH Acquisition Inc. insolvency event:
•	the institution by HH Acquisition Inc. of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound up, or the consent of HH Acquisition Inc. to the institution of bankruptcy, insolvency, dissolution or winding up proceedings against it;

•	the filing of a petition, answer or consent seeking the dissolution or winding up under any bankruptcy, insolvency or analogous laws, and the failure by HH Acquisition Inc. to contest in good faith the commencement of any of these proceedings within 15 days of becoming aware of it;

•	HH Acquisition Inc.’s consent to the filing of any petition referenced above or to the appointment of a receiver;

•	the making by HH Acquisition Inc. of a general assignment for the benefit of creditors;

•	the admission in writing by HH Acquisition Inc. of its inability to pay its debts generally as they become due; or

•	HH Acquisition Inc.’s not being permitted, pursuant to solvency requirements of applicable law, to redeem any exchangeable shares presented for redemption by a holder of exchangeable shares.
A default event will occur if HH Acquisition Inc. fails to perform any of its obligations under the special rights and restrictions attached to the exchangeable shares for any reason other than because of the occurrence of an insolvency event.
          Liquidation of Broadcom
          If a Broadcom liquidation event occurs, HH Acquisition ULC will purchase all of your outstanding exchangeable shares on the fifth business day prior to the Broadcom liquidation event. The purchase price that HH Acquisition ULC will pay for your exchangeable shares will be three shares of our Class B common stock for each exchangeable share you hold plus a cash amount equal to all declared but unpaid dividends on each exchangeable share up to the effective date of the liquidation. This purchase of your exchangeable shares by HH Acquisition ULC will enable you to participate on an equal basis with the holders of our Class B common stock if a Broadcom liquidation event occurs. The occurrence of any of the following will constitute a Broadcom liquidation event:
•	a determination by our board of directors to institute voluntary liquidation, dissolution or winding up proceedings or to effect any other distribution of our assets among our shareholders for the purpose of winding up our affairs; or

•	the receipt by us of notice of, or our otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to our involuntary liquidation, dissolution or winding up or to effect any other distribution of our assets among our shareholders for the purpose of winding up our affairs.
Adjustments in the Number of Shares of our Class B Common Stock you will receive in exchange for your Exchangeable Shares
          The number of shares of our Class B common stock into which each of your exchangeable shares is exchangeable will be adjusted to reflect any:
•	forward stock split of our Class B common stock;

•	reverse stock split of our Class B common stock;

•	stock dividend on our Class B common stock;

•	consolidation, merger, arrangement or amalgamation of Broadcom with or into another entity;

•	recapitalization or reclassification of our outstanding Class B common stock; or

•	other similar change regarding our Class B common stock that occurs after the date of this prospectus.
Fractional Shares
          We will not issue you fractional shares of our Class B common stock upon exchange of exchangeable shares. Instead, we will pay you cash for any fractional portion of a share that you are entitled to based on the current market price of our Class A common stock.

INCOME TAX CONSIDERATIONS REGARDING OUR COMMON STOCK AND THE EXCHANGE OF EXCHANGEABLE SHARES
Canadian Federal Income Tax Considerations
          The following description sets forth the material Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada), commonly known as the Canadian Tax Act, to holders of exchangeable shares who acquire our Class B common stock upon the exchange of exchangeable shares and who convert their shares of Class B common stock into our Class A common stock. This summary is based on the current provisions of the Canadian Tax Act, the regulations promulgated under the Canadian Tax Act and counsel’s understanding of the current administrative practices of the Canada Revenue Agency. This summary also takes into account the proposed amendments to the Canadian Tax Act and corresponding regulations publicly announced by the Minister of Finance prior to the date of this prospectus and assumes that all the proposed amendments will be enacted in their present form. However, we cannot assure you that the proposed amendments will be enacted in the form proposed, or at all. Except for the proposed amendments discussed above, this summary does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations described in this prospectus. No assurances can be given that subsequent changes in law or administrative policy will not affect or modify the opinions expressed in this prospectus.
          The Canadian federal income tax considerations applicable to each HH Acquisition Inc. shareholder will vary according to each HH Acquisition Inc. shareholder’s particular circumstances. This summary is not intended to be, and should not be construed to be, legal or tax advice to any particular HH Acquisition Inc. shareholder. Accordingly, HH Acquisition Inc. shareholders should consult with their own tax advisors as to the tax consequences to them of exchanging their exchangeable shares for our common stock in their particular circumstances. No advance income tax ruling has been, or will be, obtained from the Canada Revenue Agency to confirm the tax consequences of any of the transactions described herein.
          For the purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of our Class B common stock, including dividends, adjusted cost base and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time that the amounts arise.
          HH Acquisition Inc. Shareholders Resident in Canada
          The following portion of the summary is applicable only to HH Acquisition Inc. shareholders who:
•	for purposes of the Canadian Tax Act and any relevant bilateral tax treaty, and at all relevant times, are resident or deemed to be resident in Canada;

•	hold their exchangeable shares and will hold their shares of our Class B common stock as capital property; and

•	deal at arm’s length with HH Acquisition Inc. and Broadcom.
          This summary does not apply to a shareholder with respect to whom we are or will be a foreign affiliate within the meaning of the Canadian Tax Act or who holds more than 10% of the issued and outstanding exchangeable shares.
          The exchangeable shares and our Class B common stock will generally be considered to be capital property to a holder of these shares provided that the holder does not hold any of the shares in the course of carrying on a business of buying and selling shares and has not acquired the shares in a transaction considered to be an adventure in the nature of trade. Some holders who might not otherwise be considered to hold their exchangeable shares as capital property may be entitled, in some circumstances, to have them treated as capital property by making the election provided by subsection 39(4) of the Canadian Tax Act. This election will not, however, be available where an HH Acquisition Inc. shareholder has made an election under subsection 85(1) or subsection 85(2) of the

Canadian Tax Act in connection with the acquisition of the exchangeable shares. In addition, the mark-to-market rules contained in the Canadian Tax Act relating to financial institutions, including some financial institutions, registered securities dealers and corporations controlled by one or more financial institutions or registered dealers, will deem these financial institutions not to hold their exchangeable shares or our Class B common stock as capital property for the purposes of the Canadian Tax Act. HH Acquisition Inc. shareholders that are financial institutions should consult their own tax advisors to determine the tax consequences to them of the application of the mark-to-market rules.
          Redemption or exchange of exchangeable shares. An HH Acquisition Inc. shareholder will be considered under the Canadian Tax Act to have disposed of exchangeable shares on:
•	a redemption, including pursuant to a request for redemption by a holder of exchangeable shares, of the holder’s exchangeable shares by HH Acquisition Inc.;

•	HH Acquisition ULC’s acquisition of a holder’s exchangeable shares pursuant to its overriding purchase rights;

•	the exercise by the trustee under the Voting and Exchange Trust Agreement of an exchange right upon your instructions if there is an HH Acquisition Inc. insolvency event; or

•	an automatic exchange if there is a Broadcom insolvency event.
          The Canadian federal income tax consequences of such a disposition are significantly different for the holder depending on whether the event giving rise to the disposition is a redemption by HH Acquisition Inc. or an acquisition by HH Acquisition ULC. An HH Acquisition Inc. shareholder who exercises the right to require redemption of an exchangeable share by giving a request for redemption cannot control whether the exchangeable share will be acquired by HH Acquisition ULC under its overriding purchase right or redeemed by HH Acquisition Inc. The holder will, however, be notified if the overriding purchase right will not be exercised in which case the holder may cancel the notice of retraction and retain the exchangeable share.
          On the redemption, including pursuant to a request for redemption by a shareholder of HH Acquisition Inc., of an exchangeable share by HH Acquisition Inc., the holder of an exchangeable share will be deemed to have received a taxable dividend. The amount of the dividend will be equal to the amount, if any, by which the redemption proceeds exceed the paid-up capital, for purposes of the Canadian Tax Act, at that time, of the exchangeable share so redeemed. The redemption proceeds for each exchangeable share will be equal to the sum of the fair market value at the time of the Class B common stock and any cash that is received by the holder from HH Acquisition Inc. on the redemption plus the amount of any accrued but unpaid dividends on the exchangeable share.
          A shareholder who is an individual will be required to include in income dividends deemed to be received on the exchangeable shares, subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations. In the case of a shareholder that is a corporation, other than a “specified financial institution” as defined in the Canadian Tax Act, dividends deemed to be received on the exchangeable shares will be included in computing the corporation’s income and will generally be deductible in computing its taxable income unless there is any denial of the dividend deduction as discussed below. A corporation is a specified financial institution for purposes of the Canadian Tax Act if it is a bank, a trust company, a credit union, an insurance corporation or a corporation whose principal business is the lending of money to persons with whom the corporation is dealing at arm’s length or the purchasing of debt obligations issued by the persons listed above or a combination thereof, and corporations controlled by or related to these entities.
          In the case of a shareholder that is a specified financial institution, this dividend will be deductible in computing its taxable income only if either:
•	the specified financial institution did not acquire the exchangeable shares in the ordinary course of the business carried on by the institution; or

•	at the time of the deemed receipt of the dividend by the specified financial institution, the exchangeable shares are listed on a prescribed stock exchange in Canada, and the specified financial institution, either alone or together with persons with whom it does not deal at arm’s length, is not deemed to receive dividends in respect of more than 10% of the issued and outstanding exchangeable shares.

          We do not expect to list the exchangeable shares on a prescribed stock exchange in Canada.
          A shareholder that is a “private corporation,” as defined in the Canadian Tax Act, or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or related group of individuals, may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% on dividends deemed to be received on the exchangeable shares to the extent that these dividends are deductible in computing the shareholder’s taxable income.
          If we or any other person with whom we do not deal at arm’s length is a specified financial institution at a point in time that a dividend is deemed to be paid on an exchangeable share, then, unless the exemption described below applies, dividends deemed to be received by a shareholder that is a corporation will not be deductible in computing taxable income but will be fully includable in taxable income under Part I of the Canadian Tax Act. A shareholder that is a “Canadian-controlled private corporation,” as defined in the Canadian Tax Act, may be liable to pay an additional refundable tax of 6 2/3% on deemed dividends that are not deductible in computing taxable income. This denial of the dividend deduction for a corporate shareholder will not apply in any event if:
•	at the time a dividend is deemed to be received, the exchangeable shares are listed on a prescribed stock exchange;

•	we are “related” to HH Acquisition Inc. for the purpose of the Canadian Tax Act; and

•	the recipient, together with persons with whom the recipient does not deal at arm’s length or any partnership or trust of which the recipient or person is a member or beneficiary, respectively, is not deemed to receive dividends on more than 10% of the issued and outstanding exchangeable shares.
          The special rights and restrictions attached to the exchangeable shares provide that, while any exchangeable share is outstanding, HH Acquisition Inc. will at no time be a specified financial institution or a specified person in relation to a specified financial institution.
          The exchangeable shares will be “taxable preferred shares” and “short-term preferred shares” for purposes of the Canadian Tax Act. Accordingly, HH Acquisition Inc. will be subject to a 66 2/3% tax under Part VI.1 of the Canadian Tax Act on dividends deemed to be paid on the exchangeable shares in excess of HH Acquisition Inc.’s dividend allowance (as determined under the Canadian Tax Act) and will be entitled to deduct 9/4 of the tax payable in computing its taxable income under Part I of the Canadian Tax Act. The Minister of Finance has recently proposed to reduce the Part VI.1 tax to 50% and to change the deduction from Part I income to 3 times the Part V1.1 tax payable.
          On the redemption, the holder of an exchangeable share will also be considered to have disposed of the exchangeable share for proceeds of disposition equal to the redemption proceeds less the amount of the deemed dividend. A holder will in general realize a capital loss or a capital gain equal to the amount by which the adjusted cost base to the holder of the exchangeable share exceeds or is less than the proceeds of disposition. The general tax treatment of capital gains and capital losses is discussed below under the heading “Capital gains and capital losses.” In the case of a shareholder that is a corporation, in some circumstances the amount of any deemed dividend may be treated as proceeds of disposition and not as a dividend.
          On the exchange of an exchangeable share by the holder thereof with HH Acquisition ULC for our Class B common stock (and cash in lieu of a fractional share) the holder will be considered to have disposed of the exchangeable share for proceeds of disposition equal to the fair market value of the shares of our Class B common stock at the time of the exchange plus any cash received in lieu of fractional shares and any declared and unpaid dividends in respect of the exchangeable share. The holder will in general realize a capital gain or a capital loss equal to the amount by which the proceeds of disposition of the exchangeable share, net of any reasonable costs of disposition, exceed or are less than the adjusted cost base to the holder of the exchangeable share. The general tax treatment of capital gains and capital losses is discussed below under the heading “Capital gains and losses.”
          The cost of our Class B common stock received on the redemption of an exchangeable share by HH Acquisition Inc. will be equal to the fair market value of our Class B common stock received on the redemption. The cost of our Class B common stock received on the exchange of an exchangeable share with HH Acquisition ULC will be equal to the fair market value of our Class B common stock received on the exchange. The cost of any of this Class B common stock will be averaged with the adjusted cost base of any of our other Class B common stock held by the HH Acquisition Inc. shareholder immediately before that time for the purposes of determining the holder’s adjusted cost base of our Class B common stock.
          In his February 23, 2005 budget, the Minister of Finance (Canada) indicated that he intended to release a detailed proposal for future amendments to the Canadian Tax Act to allow holders of shares of a Canadian corporation to exchange such shares for shares of a foreign corporation on a tax-deferred basis. Such proposed amendments, if enacted, might allow a Canadian resident holder of exchangeable shares to exchange such shares for our Class B Common stock on a tax-deferred basis. However, as of the date hereof, the Minister of Finance has not released any draft legislation or a detailed proposal for such a tax-deferred share exchange.
          Dividends on our Class A or Class B common stock. Dividends on our Class A or Class B common stock must be included in the recipient’s income for the purposes of the Canadian Tax Act. These dividends received by a holder who is an individual will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A holder that is a corporation will include these dividends in computing its taxable income. A holder that is a Canadian controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on these dividends. United States non-resident withholding tax paid in respect of these dividends, as discussed under the heading “United States Federal Tax Considerations” below, will be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Tax Act. We have no current plans to pay cash dividends on our Class A or Class B common stock. The Canadian Tax Act consequences of a stock dividend may be different from those of a cash dividend.
          Disposition of our Class A or Class B common stock. A disposition or deemed disposition of our Class A or Class B common stock by a holder, other than a conversion of our Class B common stock into Class A common stock, will generally result in a capital gain or capital loss equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed or are less than the adjusted cost base to the holder of our Class A or Class B common stock. The general tax treatment of capital gains and capital losses is discussed below under the heading “Capital gains and losses.” A holder who converts Class B common stock into Class A common stock will be deemed not to have made a taxable disposition of the Class B common stock and the cost to the holder of the Class A common stock so obtained will be the adjusted cost base to the holder of the converted Class B common stock immediately before the conversion.
          Capital gains and losses. An HH Acquisition Inc. shareholder’s taxable capital gain or allowable capital loss from the disposition of exchangeable shares or our Class A or Class B common stock, other than a conversion of our Class B common stock into Class A common stock, will be equal to one-half of the amount of the shareholder’s capital gain or capital loss in respect of the disposition. An HH Acquisition Inc. shareholder must include any of this taxable capital gain in income for the taxation year of disposition, and may, subject to the detailed provisions of the Canadian Tax Act, deduct any allowable capital loss from taxable capital gains in the year in which the allowable capital loss is realized. Under the detailed rules contained in the Canadian Tax Act, any remaining allowable capital loss may generally be applied to reduce net taxable capital gains realized by the holder in the three preceding taxation years or in any subsequent taxation year.
          If the holder of an exchangeable share is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of an exchangeable share may be reduced by the amount of dividends received or deemed to have been received by it on the exchangeable share to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns exchangeable shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns exchangeable shares.

          Capital gains realized by an individual may be subject to alternative minimum tax under the Canadian Tax Act depending on the individual’s circumstances. HH Acquisition Inc. shareholders that are “Canadian controlled private corporations,” as defined in the Canadian Tax Act, may be liable to pay an additional 6 2/3% refundable tax in respect of taxable capital gains realized.
          Eligibility for investment. We have indicated to counsel that we will maintain the listing of our Class A common stock on the Nasdaq Global Select Market or another prescribed exchange.
          Qualified investments. Provided our Class A common stock is listed on a prescribed stock exchange, which includes the Nasdaq National Market, on which our Class A common stock but not our Class B common stock is currently listed, our Class A common stock will be a qualified investment under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans. Exchangeable shares and our Class B common stock are not qualified investments.
          Foreign property information reporting. A holder of exchangeable shares or our Class A or Class B common stock who is a “specified Canadian entity,” as defined in the Canadian Tax Act, and whose cost amount for these shares at any time in a year or fiscal period exceeds Canadian $100,000 will be required to file an information return in respect of these shares disclosing the holder’s cost amount, any dividends received in the year and any gains or losses realized in the year in respect of these shares. A specified Canadian entity means a taxpayer resident in Canada in the year, other than a corporation or a trust exempt from tax under Part I of the Canadian Tax Act, a non-resident-owned investment corporation, a mutual fund corporation, a mutual fund trust and certain other trusts and partnerships.
          Foreign Investment Entity. The Minister of Finance has released proposed amendments to the Canadian Tax Act, generally applicable for taxation years commencing after 2006, regarding the taxation of certain interests in non-resident entities that are “foreign investment entities.” The effect of these proposed amendments is generally to require that a taxpayer include in income for each year an amount of income in respect of the foreign investment entity, regardless of whether or not the taxpayer actually receives any income or realizes any gains. However, assuming that our principal undertaking was the carrying on of a business that is not an investment business, or that the carrying value of all of our investment property is not greater than one-half of the carrying value of all our property, as determined under the proposed amendments, we will not be considered a foreign investment entity for Canadian tax purposes. Depending on the particular shareholder’s circumstances, our Class A common stock might also be an “exempt interest,” within the meaning of the proposed amendments, for that shareholder.
          The determination of whether or not we are a foreign investment entity or an exempt interest must be made on an annual basis at the end of each of our taxation years and we can give no assurances that we will not be a foreign investment entity at the end of any of our taxation years. Moreover, these proposed amendments are complex and have been subject to extensive commentary and amendment; they might not be enacted as currently proposed.
          HH Acquisition Inc. Shareholders not Resident in Canada
          The following portion of the summary is applicable only to HH Acquisition Inc. shareholders who:
•	for purposes of the Canadian Tax Act and any relevant bilateral treaty, and at all relevant times, are not resident and are not deemed to be resident in Canada;

•	hold their exchangeable shares and will hold shares of our Class B common stock as capital property; and

•	deal at arm’s length with HH Acquisition Inc. and Broadcom.
          Generally, the exchangeable shares will be taxable Canadian property, and a holder whose exchangeable shares are redeemed either under HH Acquisition Inc.’s redemption right or pursuant to a request for redemption by the holder will be deemed to have received a dividend and be considered to have disposed of the exchangeable shares for proceeds as described above for shareholders resident in Canada under the heading “Redemption or exchange of exchangeable shares.” The amount of such dividend will be subject to the tax treatment of dividends described below, and if the holder of exchangeable shares has not submitted a qualifying certificate issued by the Canada Revenue Agency under section 116 of the Canadian Tax Act, HH Acquisition Inc. will reduce the amount of any Class B common stock or cash proceeds resulting from the redemption by the amount of withholdings required by section 116 of the Canadian Tax Act. On the exchange of an exchangeable share by the non-resident holder thereof with HH Acquisition ULC for a share of Class B common stock, the non-resident holder will be considered to have disposed of the exchangeable share for proceeds of disposition in an amount as described above for shareholders resident in Canada, and if the holder of exchangeable shares has not submitted a qualifying certificate issued by the Canada Revenue Agency under section 116 of the Canadian Tax Act, HH Acquisition ULC will reduce the amount of any Class B common stock or cash proceeds resulting from the exchange by the amount of withholdings required under section 116 of the Canadian Tax Act.
          Dividends deemed to be paid on the exchangeable shares are subject to non-resident withholding tax under the Canadian Tax Act at the rate of 25% although this rate may be reduced under the provisions of an applicable income tax treaty. Under the Income Tax Treaty between Canada and the United States effective August 16, 1984, as amended, the rate is generally reduced to 15% in respect of dividends paid to a person who is the beneficial owner of the shares and who is resident in the United States for purposes of that Income Tax Treaty.
          Generally, our Class B common stock will not be taxable Canadian property if:
•	the holder does not use or hold, and is not deemed to use or hold, these shares in connection with carrying on business in Canada; and

•	no more than 50% of the fair market value of the Class B common stock is derived directly or indirectly from one or a combination of real property situated in Canada, Canadian resource properties and timber resource properties.
          A non-resident HH Acquisition Inc. shareholder will not be subject to tax under the Canadian Tax Act on the sale or other disposition of our Class B common stock that is not taxable Canadian property to such holder.
Certain Material U.S. Federal Income Tax Consequences to Non-U.S. Holders
          The following is a summary of certain material U.S. federal income tax consequences to non-U.S. holders relating to the exchange of exchangeable shares for our Class B common stock and the acquisition, ownership and disposition of our Class A common stock and Class B common stock as of the date hereof. This summary deals only with holders that hold exchangeable shares, or will hold our Class A common stock and Class B common stock, as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
          This summary is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof. These authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those summarized below. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a non-U.S. holder in light of such holder’s particular circumstances or to non-U.S. holders subject to special rules under the Code, such as U.S. expatriates, insurance companies, tax-exempt organizations, partnerships or entities or arrangements treated as a partnership or other pass-through entity for U.S. federal income tax purposes, real estate investment trusts, regulated investment companies, persons liable for the alternative minimum tax, banks, financial institutions, dealers in securities, holders of securities held as part of a “straddle,” “hedge” or “conversion transaction,” “controlled foreign corporations,” and corporations that accumulate earnings to avoid U.S. federal income tax. We have not received or applied for, and do not expect to receive or apply for, a ruling from the Internal Revenue Service (“IRS”) with respect to any of the matters discussed herein. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.
               Investors considering the exchange of exchangeable shares for our Class B common stock and the acquisition, ownership and disposition of our Class A common stock and Class B common stock should consult their personal tax advisors with respect to the application of U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

          A “non-U.S. holder” means a person (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:
•	an individual citizen or resident of the U.S.;

•	a corporation or an entity taxable as a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons has the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.
Dividends on our Class A Common Stock or Class B Common Stock
          Dividends paid to a non-U.S. holder (to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes) of our Class A common stock or Class B common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the U.S. and, where a tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder, are not subject to withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends paid will be required to satisfy applicable certification and other requirements and may be required to obtain a U.S. taxpayer identification number.
          A non-U.S. holder eligible for a reduced rate of U.S. withholding tax may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. We have no current plans to pay cash dividends on our Class A or Class B common stock.
Conversion of Class B Common Stock; Disposition of Class A Common Stock or Class B Common Stock; Exchange of Exchangeable Shares
          A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to the conversion of Class B Common Stock into Class A Common Stock. Additionally, a non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our Class A common stock or Class B common stock, or upon the exchange of exchangeable shares for Class B common stock, unless:
•	the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S., and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder;

•	the non-U.S. holder is an individual who is present in the U.S. for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met; or

•	we are or have been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes. The determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

          A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates and, if it is a corporation, may be subject to the branch profits tax at a rate equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though the individual is not considered a resident of the U.S.).
Information Reporting and Backup Withholding
          We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
          A non-U.S. holder generally will be subject to backup withholding on dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (usually on an IRS Form W-8BEN) (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person) or such holder otherwise establishes an exemption. The backup withholding rate currently is 28%.
          Payment of the proceeds of a sale of our Class A common stock or Class B common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder (usually on an IRS Form W-8BEN) (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our Class A common stock or Class B common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but generally not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established.
          Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

LEGAL MATTERS
          The validity of the issuance of the shares offered pursuant to this prospectus as well as certain material U.S. federal income tax consequences to non-U.S. holders have been passed upon for us by Latham & Watkins LLP, Los Angeles, California. Material Canadian federal income tax consequences have been passed upon for us by Bull, Housser & Tupper LLP, Vancouver, British Columbia.
EXPERTS
          Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2006, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13. Other Expenses of Issuance and Distribution.
          The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Broadcom (except any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Amount to be
Paid
SEC registration fee	—
Nasdaq Global Select Market additional listing fee	—
Printing expenses	—
Legal fees and expenses	35,000
Accounting fees and expenses	15,000
Miscellaneous	—

Total	50,000

ITEM 14. Indemnification of Directors and Officers.
          Broadcom’s Articles of Incorporation limit the personal liability of its directors for monetary damages to the fullest extent permitted by the California General Corporation Law (the “California Law”). Under the California Law, a director’s liability to a company or its shareholders may not be limited with respect to the following items: (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the company or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s duty to the company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the company or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the company or its shareholders, (vi) contracts or transactions between the company and a director within the scope of Section 310 of the California Law, (vii) improper distributions, loans and guarantees under Section 316 of the California Law, (viii) acts or omissions occurring prior to the date such provision eliminating or limiting the personal liability of a director became effective or (ix) acts or omissions as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. The limitation of liability does not affect the availability of injunctions and other equitable remedies available to Broadcom’s shareholders for any violation by a director of the director’s fiduciary duty to Broadcom or its shareholders.
          Broadcom’s Articles of Incorporation also include an authorization for Broadcom to indemnify its “agents” (as defined in Section 317 of the California Law) through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this provision, Broadcom’s Bylaws provide for indemnification of Broadcom’s directors. In addition, Broadcom may, at its discretion, provide indemnification to persons whom Broadcom is not obligated to indemnify, including its officers, employees and other agents. The Bylaws also allow Broadcom to enter into indemnity agreements with individual directors, officers, employees and other agents. These indemnity agreements have been entered into with all directors and executive officers and provide the maximum indemnification permitted by law. These agreements, together with Broadcom’s Bylaws and Articles of Incorporation, may require Broadcom, among other things, to indemnify these directors or executive officers (other than for liability resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court of competent jurisdiction that they are not entitled to indemnification, and to obtain directors’ and officers’ insurance if available on reasonable terms. Section 317 of the California Law and Broadcom’s Bylaws makes provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
ITEM 15. Recent Sales of Unregistered Securities.
          In the three months ended June 30, 2007, we issued an aggregate of 2.0 million shares of our Class A common stock upon conversion of a like number of shares of our Class B common stock. Each share of our Class B common stock is convertible at the option of the holder into one share of Class A common stock, and in most instances will automatically convert into one share of Class A common stock upon sale or other transfer. The offer and sale of the securities were effected without registration in reliance on the exemption from registration proved by Section 3(a)(9) of the Securities Act.

ITEM 16. Exhibits and Financial Statement Schedules.
(a) Exhibits.
          The exhibits listed on the accompanying index to exhibits immediately following the signature page hereto are filed as part of, or hereby incorporated by reference into, this Registration Statement.
(b) Financial Statement Schedules.
          The financial statements and related notes thereto and financial schedules of Broadcom are incorporated by reference to Item 15 of the Annual Report on Form 10-K for the year ended December 31, 2006.
ITEM 17. Undertakings.
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
               (i) If the registrant is relying on Rule 430B (§230.430B of this chapter):
                    (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                    (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
               (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
               (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
               (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
               (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
               (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Post-Effective Amendment to Form S-3 Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 28th day of September 2007.

Broadcom Corp.
By:	/s/ SCOTT A. MCGREGOR
	Name:	Scott A. McGregor
	Title:	President and Chief Executive Officer

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott McGregor and Eric K. Brandt and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to Form S-3 Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SCOTT A. MCGREGOR Scott A. McGregor	President and Chief Executive Officer; Director	September 28, 2007

/s/ HENRY SAMUELI Henry Samueli, Ph.D.	Chairman of the Board and Chief Technical Officer	October 1, 2007

/s/ ERIC K. BRANDT Eric K. Brandt	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	October 5, 2007

/s/ BRET W. JOHNSEN Bret W. Johnsen	Vice President and Corporate Controller (Principal Accounting Officer)	October 5, 2007

/s/ GEORGE L. FARINSKY George L. Farinsky	Director	October 5, 2007

/s/ MAUREEN E. GRZELAKOWSKI Maureen E. Grzelakowski	Director	September 26, 2007

/s/ NANCY H. HANDEL Nancy H. Handel	Director	September 28, 2007

/s/ JOHN MAJOR John Major	Director	September 27, 2007

/s/ ALAN E. ROSS Alan E. Ross	Director	September 27, 2007

/s/ ROBERT E. SWITZ Robert E. Switz	Director	September 28, 2007

/s/ WERNER F. WOLFEN Werner F. Wolfen	Director	October 3, 2007

EXHIBIT INDEX

		Where Located
					Filing	Filed
Exhibit Number	Description	Form	File No.	Exhibit No.	Date	Herewith
2.1	Plan of Arrangement under Section 252 of the Company Act (British Columbia), including Provisions Attaching to the Exchangeable Shares	S-3	333-90903	99.1	11/12/1999

2.2	Voting and Exchange Trust Agreement, dated as of August 31, 1999, among Broadcom Corporation, HH Acquisition Inc., HH Acquisition ULC, Broadcom (BVI) Limited and CIBC Mellon Trust Company, as Trustee	S-3	333-90903	99.2	11/12/1999

2.3	Parent Support Agreement, dated as of August 31, 1999, among Broadcom Corporation, HH Acquisition Inc., HH Acquisition ULC and Broadcom (BVI) Limited	S-3	333-90903	99.3	11/12/1999

3.1	Second Amended and Restated Articles of Incorporation filed on June 8, 2006	8-K	000-23993	3.1	08/10/2006

3.4	Bylaws as amended through April 27, 2006	8-K	000-23993	3.2	08/10/2006

5.1	Opinion of Latham & Watkins LLP					X

8.1	Opinion of Bull, Housser & Tupper LLP as to tax matters					X

8.2	Opinion of Latham & Watkins LLP as to tax matters					X

10 .1*	2007 Base Salaries for Certain Executive Officers	8-K	000-23993	10.1	03/07/2007

10.2*	2007 Executive Officer Performance Bonus Plan	8-K	000-23993	10.1	05/08/2007

10.3*	Form Letter Agreement for Executive Retention Program between the registrant and the following executive officers: David A. Dull, Thomas F. Lagatta and Vahid Manian	10-Q	000-23993	10.11	11/09/2004

10.4*†	Letter Agreement between the registrant and Scott A. McGregor dated October 25, 2004	10-K/A	000-23993	10.4	01/23/2007

10.5*	Amendment to Letter Agreement between the registrant and Scott A. McGregor dated December 16, 2005	10-K	000-23993	10.5	02/14/2006

10.6*	Agreement between the registrant and William J. Ruehle dated December 17, 2006	10-K	000-23993	10.7	02/20/2007

10.7*	Stock Option Amendment Agreement between the registrant and David A. Dull dated December 29, 2006	10-K	000-23993	10.8	02/20/2007

10.8*	Stock Option Amendment Agreement between the registrant and Bruce E. Kiddoo dated December 29, 2006	10-K	000-23993	10.9	02/20/2007

10.9*	Stock Option Amendment Agreement between the registrant and Thomas F. Lagatta dated December 29, 2006	10-K	000-23993	10.10	02/20/2007

10.10*	Letter Agreement between the registrant and Eric K. Brandt dated March 11, 2007	10-Q	00-23993	10.1	04/30/2007

10.11*	Amended and Restated 1994 Stock Option Plan, together with form of Stock Option Agreement, form of Stock Purchase Agreement, form of Note Secured by Stock Pledge Agreement and form of Stock Pledge Agreement	S-1/A	333-45619	10.3	02/27/1998

10.12*	Special Stock Option Plan, together with form of Stock Option Agreement and form of Stock Purchase Agreement	S-1/A	333-45619	10.12	03/23/1998

10.13*	1998 Stock Incentive Plan (as amended and restated March 9, 2007)	S-8	333-142526	99.1	05/01/2007

10.14*	1998 Stock Incentive Plan forms of Notice of Grant of Stock Option	S-8	333-60763	99.2	08/06/1998

10.15*	1998 Stock Incentive Plan form of Notice of Grant of Stock Option for the following executive officers: Eric K. Brandt, David A. Dull, Thomas F. Lagatta, and Vahid Manian	10-Q	000-23993	10.3	11/09/2004

		Where Located
					Filing	Filed
Exhibit Number	Description	Form	File No.	Exhibit No.	Date	Herewith
10.16*	1998 Stock Incentive Plan form of Notice of Grant of Stock Option, Stock Option Agreement and Addendum to Stock Option Agreement for Scott A. McGregor	10-K	000-23993	10.9	03/01/2005

10.17*	1998 Stock Incentive Plan form of Notice of Grant of Stock Option (Annual Award)	10-Q	000-23993	10.1	05/02/2006

10.18*	1998 Stock Incentive Plan form of Notice of Grant of Stock Option (Pro-rated Award)	10-Q	000-23993	10.2	05/02/2006

10.19*	1998 Stock Incentive Plan form of Stock Option Agreement	10-K	000-23993	10.19	02/20/2007

10.20*	1998 Stock Incentive Plan form of Automatic Stock Option Agreement for Non-Employee Directors	10-Q	000-23993	10.2	11/09/2004

10.21*	1998 Stock Incentive Plan form of Executive Retention Program Addendum to Stock Option Agreement for the following executive officers: Eric K. Brandt, David A. Dull, Thomas F. Lagatta and Vahid Manian	10-Q	000-23993	10.5	11/09/2004

10.22*	1998 Stock Incentive Plan form of Special Stock Retention Addendum to Stock Option Agreement for the registrant’s Chief Executive Officer, Chief Financial Officer, Chief Technical Officer and members of the registrant’s Board of Directors	10-Q	000-23993	10.3	05/02/2006

10.23*	1998 Stock Incentive Plan form of Restricted Stock Unit Award Agreement	10-Q	000-23993	10.8	11/09/2004

10.24*	1998 Stock Incentive Plan form of Restricted Stock Unit Award Agreement for Non-Employee Directors (Annual Award)	10-Q	000-23993	10.4	05/02/2006

10.25*	1998 Stock Incentive Plan form of Restricted Stock Unit Award Agreement for Non-Employee Directors (Pro-rated Awards)	10-Q	000-23993	10.5	05/02/2006

10.26*	1998 Stock Incentive Plan form of Executive Retention Program Addendum to Restricted Stock Unit Award Agreement for the following executive officers: Eric K. Brandt, David A. Dull, Thomas F. Lagatta and Vahid Manian	10-Q	000-23993	10.10	11/09/2004

10.27*	1998 Stock Incentive Plan form of Restricted Stock Unit Award Agreement and Addendum to Restricted Stock Unit Award Agreement for Scott A. McGregor	10-K	000-23993	10.16	03/01/2005

10.28*	1998 Employee Stock Purchase Plan (as amended and restated March 9, 2007)	S-8	333-142526	99.2	05/01/2007

10.29	1999 Special Stock Option Plan (as amended and restated July 18, 2003)	10-Q	000-23993	10.2	08/11/2003

10.30	1999 Special Stock Option Plan form of Stock Option Agreement	10-Q	000-23993	10.2.1	08/11/2003

10.31	1999 Special Stock Option Plan form of Notice of Grant of Stock Option	S-8	333-93457	99.2	12/22/1999

10.32	Form of Indemnification Agreement for Directors of the registrant	S-1/A	333-45619	10.1	02/27/1998

10.33	Form of Indemnification Agreement for Officers of the registrant	S-1/A	333-45619	10.2	02/27/1998

10.34	Lease Agreement dated February 1, 2000 between the registrant and Conejo Valley Development Corporation	10-K	000-23993	10.17	03/19/2002

10.35	Lease Agreement dated May 18, 2000 between the registrant and M-D Downtown Sunnyvale, LLC	10-K	000-23993	10.21	03/31/2003

10.36	Lease dated November 20, 2000 together with Second Amendment dated March 30, 2001 to Lease between the registrant and Sobrato Interests	10-K	000-23993	10.18	03/19/2002

		Where Located
					Filing	Filed
Exhibit Number	Description	Form	File No.	Exhibit No.	Date	Herewith
10.37††	Lease Agreement dated December 17, 2004 between the registrant and Irvine Commercial Property Company	10-K	000-23993	10.38	03/01/2005

10.38	Stipulation of Settlement (shareholder derivative actions) dated October 26, 2004	10-K	000-23993	10.39	03/01/2005

10.39	Stipulation of Settlement (securities class action litigation)	10-K	000-23993	10.47	02/14/2006

21.1	Subsidiaries of the Company	10-K	000-23993	21.1	02/20/2007

23.1	Consent of Independent Registered Public Accounting Firm					X

23.2	Consent of Latham & Watkins LLP (included in Exhibits 5.1 and 8.2)					X

23.3	Consent of Bull, Housser & Tupper LLP (included in Exhibit 8.1)					X

24.1	Power of Attorney (included on signature page to this Registration Statement)					X

*	a contract, compensatory plan or arrangement in which directors or executive officers are eligible to participate.

†	The Company originally sought confidential treatment with respect to certain portions of this agreement but subsequently filed the agreement in its entirety on January 23, 2007 as Exhibit 10.4 to the registrant’s 2005 Form 10-K/A.

††	Confidential treatment has been requested with respect to the redacted portions of the referenced exhibit.